UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event

reported) June 3, 2013

Build-A-Bear Workshop, Inc.

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(Exact Name of Registrant as Specified in Its Charter)

Delaware --------------------------- (State or Other Jurisdiction of Incorporation)	001-32320 ------------------- (Commission File Number)	43-1883836 --------------------------- (IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63114 ------------------ (Zip Code)

(314) 423-8000

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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)      On June 3, 2013, Build-A-Bear Workshop, Inc. (the “Company”) announced that it had appointed Sharon Price John, 49, as Chief Executive Officer and Chief President Bear, effective June 3, 2013. The Company is not aware of any (i) family relationship between Ms. John and any director or executive officer of the Company, or (ii) any transactions, proposed transactions, or series of either to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Ms. John had, or will have, a direct or indirect material interest. Ms. John’s business experience is contained in the Company’s press release, dated June 3, 2013, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company and Ms. John have entered into an Employment, Confidentiality and Noncompete Agreement (“Agreement”) effective as of the 3rd day of June 2013. The Agreement has an initial term of three years from June 3, 2013 and renews from year-to-year thereafter. The Agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the Agreement) or without cause.  Ms. John may terminate the Agreement for good reason (as defined in the Agreement).  If the Company terminates Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, the Company would be obligated to continue her base salary for a period of 12 months after her termination (24 months if such termination occurs within 12 months after a change of control (as defined in the Agreement)), such payments to be reduced by any amounts received from a subsequent employer during such period, and for the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium.  As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $625,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms.  If the Company meets or exceeds certain performance objectives determined annually by our Board of Directors (the “Board”), Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof.   Ms. John’s bonus for 2013 performance will be not less than 50% of her base salary, prorated based on the number of full calendar weeks during the fiscal 2013 for which she is employed by the Company. The Agreement also provides that for the term of the Agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria. If any payments under the Agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

The Company has also agreed to pay Ms. John a signing bonus of $112,500 which Ms. John has agreed to repay if she voluntarily terminates her employment without good reason or if she is terminated by the Company for cause (as defined in the Agreement) during the first year of employment. In addition, the Company agreed to issue a grant of time-based vested restricted stock with a value of $656,300, non-qualified stock options to acquire 195,512 shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on June 3, 2013, and a long-term performance based cash incentive target award of $468,700.

As previously announced, the Company and Maxine Clark entered into a Retirement, Separation Agreement and General Release (the “Retirement Agreement”) which provides that her employment with the Company will terminate following a six-week transition period which will commence on June 3, 2013, the date Ms. John was employed by the Company. In addition, as also previously announced, the Company and Ms. Clark also entered into a six month Consulting Agreement which will begin upon her retirement.

     (d)     On June 3, 2013, the Board increased the board size to nine and, in connection with her employment, Ms. John was elected by the Board to serve as a Class II director. Her term will expire at the 2015 annual meeting of stockholders of the Company.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number       Description of Exhibit

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99.1                           Press Release dated June 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date: June 3, 2013	By:	/s/ Tina Klocke
Name: Tina Klocke
Title: Chief Operations and Financial Bear,
Secretary and Treasurer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number     Description of Exhibit

99.1                       Press Release dated June 3, 2013

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